EXECUTION VERSION

$90,000,000 AGGREGATE PRINCIPAL AMOUNT

LABONE, INC.

3.50% CONVERTIBLE SENIOR DEBENTURES DUE 2034

Purchase Agreement
dated June 21, 2004

J.P. Morgan Securities Inc.

Banc of America Securities LLC

Purchase Agreement

June 21, 2004

J.P. MORGAN SECURITIES INC.
BANC OF AMERICA SECURITIES LLC

c/o J.P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172

Ladies and Gentlemen:

LabOne, Inc., a Missouri corporation (the "Company"), proposes to issue and sell to the several initial purchasers named in Schedule A (the "Initial Purchasers"), acting severally and not jointly, the respective amounts set forth in such Schedule A of a $90,000,000 aggregate principal amount of the Company's 3.50% Convertible Senior Debentures Due 2034 (the "Firm Debentures"). In addition, the Company has granted to the Initial Purchasers an option to purchase up to an additional $13,500,000 in aggregate principal amount of its 3.50% Convertible Senior Debentures Due 2034 (the "Optional Debentures" and, together with the Firm Debentures, the "Debentures"). The Debentures will be redeemable at the Company's option at any time after June 20, 2009. J.P. Morgan Securities Inc. and Banc of America Securities LLC have agreed to act as the representatives (the "Representatives") of the several Initial Purchasers in connection with the offering and sale of the Debentures.

The Debentures are convertible into fully paid, non-assessable shares of common stock, $0.01 par value per share, of the Company (the "Common Stock"). The Debentures are convertible initially at a conversion price of approximately $39.30 per share (equivalent to an initial conversion rate of 25.4463 shares per $1,000 principal amount of the Debentures) on the terms, and subject to the conditions, set forth in the Indenture (as defined below). As used herein, "Conversion Shares" means the shares of Common Stock into which the Debentures are convertible. The Debentures will be issued pursuant to an indenture (the "Indenture") to be dated as of the First Closing Date (as defined in Section 2), between the Company and Wells Fargo Bank, National Association, a national banking association duly organized under the laws of the United States of America, as trustee (the "Trustee"). Debentures issued in book-entry form will be issued in the name of Cede & Co., as nominee of The Depository Trust Company.

The Debentures will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") thereunder, in reliance upon an exemption therefrom.

Holders of the Debentures (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the benefits of a Resale Registration Rights Agreement, dated the First Closing Date, between the Company and the Initial Purchasers (the "Registration Rights Agreement"), pursuant to which the Company will agree to file with the Commission a registration statement pursuant to Rule 415 under the Securities Act (the "Registration Statement") covering the resale of the Debentures and the Conversion Shares, and to use its reasonable best efforts to cause the Registration Statement to be declared effective. This Agreement, the Indenture, the Debentures and the Registration Rights Agreement are referred to herein collectively as the "Operative Documents."

The Company understands that the Initial Purchasers propose to make an offering of the Debentures on the terms and in the manner set forth herein and in the Offering Memorandum (as defined below) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Debentures to purchasers (the "Subsequent Purchasers") at any time after the date of execution and delivery of this Agreement. The Debentures are to be offered and sold to or through the Initial Purchasers without being registered with the Commission under the Securities Act in reliance upon exemptions therefrom. The terms of the Debentures and the Indenture will require that investors that acquire Debentures expressly agree that such Debentures (and any Conversion Shares) may only be resold or otherwise transferred, after the date hereof, if such Debentures (or Conversion Shares) are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemption afforded by Rule 144A ("Rule 144A") thereunder).

The Company has prepared an offering memorandum dated June 21, 2004 (the "Final Offering Memorandum") setting forth information concerning the Company, the Debentures, the Registration Rights Agreement and the Common Stock in form and substance reasonably satisfactory to the Initial Purchasers. As used in this Agreement, "Offering Memorandum" means, collectively, the Preliminary Offering Memorandum dated as of June 21, 2004 (the "Preliminary Offering Memorandum") and the Final Offering Memorandum, each as amended or supplemented by the Company.

All references in this Agreement to financial statements and schedules and other information which is "disclosed in," "contained," "included" or "stated" in the Offering Memorandum (or other references of like import) shall be deemed to include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to include the filing of any document under the Securities Exchange Act of 1934 (as amended, the "Exchange Act," which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) which is incorporated or deemed to be incorporated by reference in the Offering Memorandum.

The Company hereby confirms its agreements with the Initial Purchasers as follows:

Section 1. Representations and Warranties of the Company.

The Company hereby represents and warrants to, and agrees with, the Initial Purchasers, as of the date hereof, as of the First Closing Date and as of the Second Closing Date (as defined in Section 2(b) and 2(c) hereof, respectively), as follows:

(a) No Registration. Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 6 and their compliance with the agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Debentures to the Initial Purchasers, the offer, resale and delivery of the Debentures by the Initial Purchasers and the conversion of the Debentures into Conversion Shares, in each case in the manner contemplated by this Agreement, the Indenture and the Offering Memorandum, to register the Debentures or the Conversion Shares under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

(b) No Integration. None of the Company or any of its subsidiaries (other than the Initial Purchasers in connection with the transactions contemplated by this Agreement, about which no representation is made by the Company) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Securities Act) that is or will be integrated with the sale of the Debentures or the Conversion Shares in a manner that would require registration under the Securities Act of the Debentures or the Conversion Shares.

(c) Rule 144A. No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Debentures are listed on any national securities exchange registered under Section 6 of the Exchange Act, or quoted on an automated inter-dealer quotation system.

(d) Offering Memorandum. The Company hereby confirms that it has authorized the use of the Offering Memorandum in connection with the offer and sale of the Securities by the Initial Purchasers. Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Offering Memorandum complied or will comply when it is filed in all material respects with the Exchange Act. The Preliminary Offering Memorandum does not contain, and the Final Offering Memorandum in the form used by the Initial Purchasers to confirm sales and as of a Closing Date (as defined in Section 2), will not contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty as to information contained in or omitted from the Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by or on the behalf of the Initial Purchasers through the Representatives specifically for inclusion therein.

(e) Incorporated Documents. The Offering Memorandum as delivered from time to time shall incorporate by reference the most recent Annual Report of the Company on Form 10-K filed with the Commission and each Quarterly Report of the Company on Form 10-Q and each Current Report of the Company on Form 8-K filed with the Commission since the end of the fiscal year to which such Annual Report relates (other than current reports on Form 8-K containing only information furnished under Item 9 or Item 12 of Form 8-K, unless such report specifically provides for such incorporation). The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission complied and will comply in all material respects with the requirements of the Exchange Act.

(f) Offering Materials Furnished to Initial Purchasers. The Company has delivered and will deliver to the Initial Purchasers copies of the Preliminary Offering Memorandum and Final Offering Memorandum, as amended or supplemented, in such quantities and at such places as the Initial Purchasers have reasonably requested.

(g) Authorization of the Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(h) Authorization of the Indenture. The Indenture has been duly authorized by the Company and, upon the effectiveness of the Registration Statement, will be qualified under the Trust Indenture Act; on the First Closing Date, the Indenture will have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of the Indenture by the Trustee, will constitute a legally valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and the Indenture conforms in all material respects to the description thereof contained in the Offering Memorandum.

(i) Authorization of the Debentures. The Debentures have been duly authorized by the Company; when the Debentures are executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers pursuant to this Agreement on the respective Closing Date (assuming due authentication of the Debentures by the Trustee), such Debentures will constitute legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and the Debentures will conform in all material respects to the description thereof contained in the Offering Memorandum.

(j) Authorization of the Conversion Shares. The shares of Common Stock initially issuable upon conversion of the Debentures have been duly authorized and reserved and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

(k) Authorization of the Registration Rights Agreement. At each of the First Closing Date and the Second Closing Date, the Registration Rights Agreement will be duly authorized, executed and delivered by, and will be a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification under the Registration Rights Agreement may be limited by applicable law, equitable principles or public policy.

(l) No Material Adverse Change. Except as otherwise disclosed in the Offering Memorandum, subsequent to the respective dates as of which information is given in the Offering Memorandum: (i) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business, prospects or operations, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change is called a "Material Adverse Change"); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business, nor entered into any material transaction or agreement not in the ordinary course of business (other than agreements relating to the land acquisition and construction of the laboratory facility in Cincinnati, Ohio, as described in the Offering Memorandum); and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(m) Independent Accountants. KPMG LLP, who have expressed their opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) audited by them and included in the Offering Memorandum, are independent public or certified public accountants as required by the Securities Act and the Exchange Act.

(n) Preparation of the Financial Statements. The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.

(o) Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its subsidiaries listed on Schedule B hereto ("Significant Subsidiaries") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and, in the case of the Company, to enter into and perform its obligations under each of the Operative Documents. Each of the Company and each Significant Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through subsidiaries, except as described in the Offering Memorandum, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (except for approximately 7% of the outstanding common stock of LabAlliance, Inc., which is owned by its employees).

(p) Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Memorandum under the caption "Capitalization" (other than for subsequent issuances, if any, pursuant to employee benefit plans described in the Offering Memorandum or upon exercise of outstanding options described in the Offering Memorandum). The Common Stock (including the Conversion Shares) conforms in all material respects to the description thereof contained in the Offering Memorandum. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws. None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its Significant Subsidiaries other than those accurately described in the Offering Memorandum, other than a warrant for a maximum of 500,000 shares of Common Stock expiring July 13, 2004, which warrant is not exercisable as of the date hereof or as of the Closing Date. The description of the Company's stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, incorporated by reference in the Offering Memorandum accurately and fairly describes in all material respects such plans, arrangements, options and rights.

(q) Stock Exchange Listing. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the NASDAQ National Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ National Market, nor has the Company received any notification that the Commission or the NASDAQ National Market is contemplating terminating such registration or listing.

(r) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its Significant Subsidiaries is in violation of its respective charter or by-laws or is in default (or, with the giving of notice or lapse of time, would be in default) ("Default") under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its Significant Subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any of its Significant Subsidiaries is subject (each, an "Existing Instrument"), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change.

The Company's execution, delivery and performance of the Operative Documents and consummation of the transactions contemplated thereby and by the Offering Memorandum (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws of the Company, (ii) will not conflict with or constitute a breach of, or a Default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Significant Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company's execution, delivery and performance of the Operative Documents and consummation of the transactions contemplated thereby and by the Offering Memorandum, except (i) with respect to the transactions contemplated by the Registration Rights Agreement, as may be required under the Securities Act, the Trust Indenture Act and the Rules and Regulations promulgated thereunder and (ii) applicable state securities or blue sky laws.

(s) No Material Actions or Proceedings. There are no legal or governmental actions, suits or proceedings pending against or, to the best of the Company's knowledge, either threatened against or affecting the Company or any of its Significant Subsidiaries, including any such action, suit or proceeding (i) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its Significant Subsidiaries or (ii) relating to environmental or discrimination matters, where in the case of clauses (i) and (ii) (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company or such Significant Subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement.

(t) Compliance with Environmental Laws. The Company and its subsidiaries and their properties, assets and operations are in material compliance with, and hold all material permits, authorizations and approvals required under, Environmental Laws (as defined below), except to the extent such failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, result in a Material Adverse Change; there are no past or present events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the Company or its subsidiaries under Environmental Laws; except as would not, individually or in the aggregate, result in a Material Adverse Change, the Company and each of its subsidiaries (i) is not the subject of any investigation, (ii) has not received any notice or claim, (iii) is not a party to or affected by any pending or threatened action, suit or proceeding, (iv) is not bound by any judgment, decree or order or (v) has not entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below) (as used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and "Hazardous Materials" means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law).

(u) Title to Properties. The Company and each of its subsidiaries has good and marketable title to all property (real and personal) described or incorporated by reference in the Offering Memorandum as being owned by each of them, free and clear of all liens, claims, security interests or other encumbrances (other than as described in the Offering Memorandum), except as such do not materially interfere with the use of such property taken as a whole described in the Offering Memorandum; all the real property described in the Offering Memorandum as being held under lease by the Company or a subsidiary is held thereby under valid, subsisting and enforceable leases with such exceptions as do not materially interfere with the use of such property taken as a whole as described in the Offering Memorandum.

(v) Intellectual Property Rights. The Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, "Intellectual Property Rights") reasonably necessary to conduct their businesses as now conducted, except for such Intellectual Property Rights the absence of which would not result in a Material Adverse Change; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change.

(w) All Necessary Permits, etc. The Company and each subsidiary possess such valid and current certificates, authorizations, licenses or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except for such certificates, authorizations, licenses and permits the absence of which would not result in a Material Adverse Change. Neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization, license or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Change.

(x) Company Not an "Investment Company". The Company is not, and, after receipt of payment for the Debentures and application of the proceeds as described in the Offering Memorandum, will not be, required to register as an "investment company" within the meaning of the Investment Company Act of 1940.

(y) No Price Stabilization or Manipulation. The Company has not taken and will not take any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Debentures, the Conversion Shares or any other security of the Company to facilitate the sale or resale of the Debentures, other than stabilization transactions of the Initial Purchasers as described in the Offering Memorandum.

(z) Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any Significant Subsidiary or any other person required by the Securities Act or the Exchange Act to be described in the documents incorporated by reference which have not been described as required.

(aa) No General Solicitation. None of the Company or any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act ("Regulation D")), has, directly or through an agent, engaged in any form of general solicitation or general advertising in connection with the offering of the Debentures or the Conversion Shares (as those terms are used in Regulation D) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; the Company has not entered into any contractual arrangement with respect to the distribution of the Debentures or the Conversion Shares except for this Agreement, and the Company will not enter into any such arrangement except for the Registration Rights Agreement and as may be contemplated thereby.

(bb) Company's Accounting System. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization and (ii)  transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets.

(cc) ERISA Compliance. The Company and its subsidiaries and any "employee benefit plan" (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, "ERISA")) established or maintained by the Company, its subsidiaries or their "ERISA Affiliates" (as defined below) are in compliance in all material respects with ERISA. "ERISA Affiliate" means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the "Code") of which the Company or such subsidiary is a member. No "reportable event" (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any "employee benefit plan" established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No "employee benefit plan" established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such "employee benefit plan" were terminated, would have any "amount of unfunded benefit liabilities" (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "employee benefit plan" or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each "employee benefit plan" established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would result in the loss of such qualification.

(dd) No Outstanding Loans or Other Indebtedness. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business and loans to officers not exceeding $25,000 in the aggregate) or guarantees or indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of the members of any of their families.

Any certificate signed by an officer of the Company on behalf of the Company and delivered to the Representatives or to counsel for the Initial Purchasers shall be deemed to be a representation and warranty by the Company to each Initial Purchaser as to the matters set forth therein.

The Company acknowledges that the Initial Purchasers and, for purposes of the opinions to be delivered pursuant to Section 5 hereof, counsel to the Company and counsel to the Initial Purchasers, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

Section 2. Purchase, Sale and Delivery of the Debentures.

(a) The Firm Debentures. The Company agrees to issue and sell to the several Initial Purchasers the Firm Debentures upon the terms herein set forth. On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Initial Purchasers agree, severally and not jointly, to purchase from the Company the respective amount of Firm Debentures set forth opposite their names on Schedule A at a purchase price of 97% of the aggregate principal amount thereof.

(b) The First Closing Date. The closing with respect to the Firm Debentures shall be held at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York  (or such other place as may be agreed to by the Company and the Initial Purchasers) at 10:00 a.m. New York time, on June 25, 2004 (unless postponed in accordance with Section 10) or such other time and date not later than 10:00 a.m. New York time, on July 6, 2004 as the Representatives shall designate by notice to the Company (the time and date of such closing are called the "First Closing Date"). The Company hereby acknowledges that circumstances under which the Representatives may provide notice to postpone the First Closing Date as originally scheduled include, but are in no way limited to, any determination by the Company or the Representatives to recirculate copies of an amended or supplemented Offering Memorandum or a delay as contemplated by the provisions of Section 10.

(c) The Optional Debentures; the Second Closing Date. In addition, on the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Company hereby grants an option to the Initial Purchasers to purchase, severally and not jointly, up to $13,500,000 aggregate principal amount of Optional Debentures from the Company at the same price as the purchase price to be paid by the Initial Purchasers for the Firm Debentures, plus interest from the First Closing Date to the Second Closing Date. The option granted hereunder may be exercised in whole or in part at any time (but not more than once) upon notice by the Representatives to the Company, so long as such notice is given and the Optional Debentures are issued by the Company within 30 days from the date of the First Closing Date. Such notice shall set forth (i) the amount (which shall be an integral multiple of $1,000 in aggregate principal amount) of Optional Debentures as to which the Initial Purchasers are exercising the option, (ii) the names and denominations in which the Optional Debentures are to be registered and (iii) the time, date and place at which such Debentures will be delivered (which time and date may be simultaneous with, but not earlier than, the First Closing Date, nor later than 10 days after the date of such notice; and in the case of simultaneous closings the term "First Closing Date" shall refer to the time and date of delivery of the Firm Debentures and the Optional Debentures). Such time and date of delivery, if subsequent to the First Closing Date, is called the "Second Closing Date" and shall be determined by the Representatives. If any Optional Debentures are to be purchased, each Initial Purchaser agrees, severally and not jointly, to purchase the principal amount of Optional Debentures (subject to such adjustments to eliminate fractional amount as the Representatives may determine) that bears the same proportion to the total principal amount of such Optional Debentures to be purchased as the principal amount of Firm Debentures set forth on Schedule A opposite the name of such Initial Purchaser bears to the total principal amount of Firm Debentures. The Initial Purchasers may cancel the option at any time prior to its expiration by giving written notice of such cancellation to the Company. Each of the First Closing Date and the Second Closing Date is called a "Closing Date."

(d) Payment for the Debentures. Payment for the Debentures shall be made at the First Closing Date (and, if applicable, at the Second Closing Date) by wire transfer of immediately available funds to an account specified by the Company.

It is understood that the Representatives have been authorized, for their own accounts and the accounts of the several Initial Purchasers, to accept delivery of and receipt for, and make payment of the purchase price for, the Firm Debentures and any Optional Debentures the Initial Purchasers have agreed to purchase. The Representatives, individually and not in their capacity as such, may (but shall not be obligated to) make payment for any Debentures to be purchased by any Initial Purchaser whose funds shall not have been received by the Representatives by the First Closing Date or the Second Closing Date, as the case may be, for the account of such Initial Purchaser, but any such payment shall not relieve such Initial Purchaser from any of its obligations under this Agreement.

(e) Delivery of the Debentures. The Company shall deliver, or cause to be delivered, to the Representatives, for the accounts of the several Initial Purchasers the Firm Debentures in the form of one or more permanent global securities in definitive form (the "Global Debentures"), deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, at the First Closing Date, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The Company shall also deliver, or cause to be delivered, to the Representatives for the accounts of the several Initial Purchasers, the Optional Debentures in the form of Global Debentures, deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, which the Initial Purchasers have agreed to purchase at the First Closing Date or the Second Closing Date, as the case may be, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Initial Purchasers.

Section 3. Additional Covenants of the Company.

The Company further covenants and agrees with the Initial Purchasers as follows:

(a) Representatives' Review of Proposed Amendments and Supplements. During such period beginning on the date hereof and ending on the date which is the earlier of nine months after the date hereof or the completion of the resale of the Debentures by the Initial Purchasers (as notified by the Initial Purchasers to the Company), prior to amending or supplementing the Offering Memorandum, the Company shall furnish to the Representatives and their counsel for review a copy of each such proposed amendment or supplement, and the Company shall not print or distribute such proposed amendment or supplement to which the Representatives reasonably object.

(b) Amendments and Supplements to the Offering Memorandum and Other Securities Act Matters. If, at any time prior to the earlier of nine months after the date hereof or the completion of the resale of the Debentures by the Initial Purchasers (as notified by the Initial Purchasers to the Company), any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Offering Memorandum in order that the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a purchaser, not misleading, or if in the opinion of counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Offering Memorandum to comply with law, the Company shall promptly notify the Initial Purchasers and prepare, subject to Section 3(a) hereof, such amendment or supplement as may be necessary to correct such untrue statement or omission.

The Company hereby expressly acknowledges that the indemnification and contribution provisions of Sections 8 and 9 hereof are specifically applicable and relate to each Offering Memorandum, amendment or supplement referred to in this Section 3.

(c) Copies of Offering Memorandum. The Company agrees to furnish the Initial Purchasers, without charge, until the earlier of nine months after the date hereof or the completion of the resale of the Debentures by the Initial Purchasers (as notified by the Initial Purchasers to the Company) as many copies of the Offering Memorandum and any amendments and supplements thereto and any documents incorporated by reference therein as the Initial Purchasers may reasonably request.

(d) Blue Sky Compliance. The Company shall cooperate with the Initial Purchasers and counsel for the Initial Purchasers, as the Initial Purchasers may reasonably request from time to time, to qualify or register the Debentures for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Representatives and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Debentures. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. So long as the Company is required to continue such qualifications, registrations or exemptions, the Company will advise the Representatives promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Debentures for offering, sale or trading in any jurisdiction or any initiation or, to the Company's knowledge, threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(e) Rule 144A Information. For so long as any of the Debentures are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, the Company shall provide to any holder of the Debentures or to any prospective purchaser of the Debentures designated by any holder, upon request of such holder or prospective purchaser, information required to be provided by Rule 144A(d)(4) of the Securities Act if, at the time of such request, the Company is not subject to the reporting requirements under Section 13 or 15(d) of the Exchange Act.

(f) Legends. Each of the Debentures will bear, to the extent applicable, the legend contained in "Notice to Investors" in the Offering Memorandum for the time period and upon the other terms stated therein.

(g) No General Solicitation. Except following the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement), the Company will not, and will cause its subsidiaries not to, solicit any offer to buy or offer to sell the Debentures by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(h) Rule 144 Tolling. During the period of two years after the last Closing Date, the Company will not, and will not permit any of its "affiliates" (as defined in Rule 144 under the Securities Act) to, resell any of the Debentures which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

(i) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Debentures sold by it in the manner described under the caption "Use of Proceeds" in the Offering Memorandum.

(j) Company to Provide Interim Financial Statements. Prior to the Closing Date, the Company will furnish the Initial Purchasers, as soon as they have been prepared by or are available to the Company, a copy of any unaudited interim financial statements or information as the Initial Purchasers may request of the Company for any period subsequent to the period covered by the most recent financial statements appearing in the Offering Memorandum.

(k) Agreement Not to Offer or Sell Additional Securities. During the period commencing on the date hereof and ending on the 90th day following the date hereof, the Company will not, without the prior written consent of the Representatives (which consent may be withheld at the sole discretion of the Representatives), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer or establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of Common Stock, options or warrants to acquire shares of the Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock (other than as contemplated by this Agreement with respect to the Debentures and the Conversion Shares); provided, however, that the Company may issue shares of its Common Stock or options to purchase its Common Stock, or Common Stock upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement described in the Final Offering Memorandum, but only if the holders of such shares, options, or shares issued upon exercise of such options, agree in writing not to sell, offer, dispose of or otherwise transfer any such shares or options during such 90 day period without the prior written consent of the Representatives (which consent may be withheld at the sole discretion of the Representatives).

(l) Future Reports to the Representatives. During the period of five years after the First Closing Date the Company will furnish, to the extent not available on its website, to the Representatives c/o J.P. Morgan Securities Inc., 277 Park Avenue, New York, NY 10172, Fax: (212) 622-8358, Attention: Syndicate Desk, (i) as soon as practicable after the end of each fiscal year, copies of the annual report to shareholders of the Company containing the balance sheet of the Company as of the close of such fiscal year and statements of income, stockholders' equity and cash flows for the year then ended and the opinion thereon of the Company's independent public or certified public accountants; (ii) as soon as practicable after the filing thereof, copies of each proxy statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other report filed by the Company with the Commission, the National Association of Securities Dealers, Inc. (the "NASD") or any securities exchange; and (iii) as soon as available, copies of any report or communication of the Company mailed generally to holders of its capital stock.

(m) Approval of Listing. Within 90 days after the First Closing Date, the Company shall obtain approval of the Conversion Shares for listing on the NASDAQ National Market, subject only to official notice of issuance.

Section 4. Payment of Expenses.

The Company agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation (i) all expenses incident to the issuance and delivery of the Debentures (including all printing and engraving costs), (ii) all fees and expenses of the Trustee under the Indenture, (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Debentures to the Initial Purchasers, (iv) all fees and expenses of the Company's counsel, independent public or certified public accountants, (v) all costs and expenses incurred in connection with the preparation, printing, shipping and distribution of the Offering Memorandum, all amendments and supplements thereto and this Agreement, (vi) all filing fees, attorneys' fees and expenses incurred by the Company or the Initial Purchasers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Debentures for offer and sale under the state securities or blue sky laws and, if requested by the Initial Purchasers, preparing and printing a "Blue Sky Survey" or memorandum, and any supplements thereto, advising the Initial Purchasers of such qualifications, registrations and exemptions, (vii) the fees and expenses associated with including the Conversion Shares on the NASDAQ National Market and (viii) all expenses and fees in connection with admitting the Debentures for trading in the NASD PORTAL Market ("PORTAL"). Except as provided in Section 4, Section 7, Section 10 and Section 11 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.

Section 5. Conditions of the Obligations of the Initial Purchasers.

The obligations of the Initial Purchasers to purchase and pay for the Debentures as provided herein on the First Closing Date and, with respect to the Optional Debentures, the Second Closing Date, shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 1 hereof as of the date hereof and as of the First Closing Date as though then made and, with respect to the Optional Debentures, as of the Second Closing Date as though then made, to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Accountants' Comfort Letter. On the date hereof, the Representatives shall have received from KPMG LLP, independent public or certified public accountants for the Company, a letter dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants' "comfort letters" to Initial Purchasers, delivered according to Statement of Auditing Standards No. 72, 76 and 100 (or any successor bulletin), with respect to the audited and unaudited financial statements and certain financial information contained in the Offering Memorandum.

(b) No Material Adverse Change or Rating Agency Change. For the period from and after the date of this Agreement and prior to the First Closing Date and, with respect to the Optional Debentures, the Second Closing Date:

(i) in the judgment of the Initial Purchasers there shall not have occurred any Material Adverse Change; and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change or of a change in the outlook, in the rating accorded any securities of the Company or any of its Significant Subsidiaries or in the rating outlook for the Company or any of its Significant Subsidiaries by any "nationally recognized statistical rating organization" as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.

(c) Opinion of Counsel for the Company. On each of the First Closing Date and the Second Closing Date the Initial Purchasers shall have received the favorable opinion of Stinson Morrison Hecker LLP, counsel for the Company, dated as of such Closing Date, the form of which is attached as Exhibit A.

(d) Opinion of Counsel for the Initial Purchasers. On each of the First Closing Date and the Second Closing Date the Representatives shall have received the favorable opinion of Davis Polk & Wardwell, counsel for the Initial Purchasers, dated as of such Closing Date, in form and substance satisfactory to the Representatives.

(e) Officers' Certificate. On each of the First Closing Date and the Second Closing Date the Initial Purchasers shall have received a written certificate of the Company executed by the Chairman of the Board, Chief Executive Officer and President of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company, on behalf of the Company, dated as of such Closing Date, to the effect set forth in subsection (b)(ii) of this Section 5, and further to the effect that:

(i) for the period from and after the date of this Agreement and prior to such Closing Date, there has not occurred any Material Adverse Change;

(ii) the representations, warranties and covenants of the Company set forth in Section 1 of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Closing Date; and

(iii) the Company has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

(f) Bring-down Comfort Letter. On each of the First Closing Date and the Second Closing Date the Representatives shall have received from KPMG LLP, independent auditors for the Company, a letter dated such date, in form and substance satisfactory to the Representatives, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (a) of this Section 5, except that the specified date referred to therein for the carrying out of procedures shall be no more than five business days prior to the First Closing Date or Second Closing Date, as the case may be.

(g) Registration Rights Agreement. On the First Closing Date, the Company and the Initial Purchasers shall have executed and delivered the Registration Rights Agreement (in form and substance satisfactory to the Initial Purchasers), and the Registration Rights Agreement shall be in full force and effect.

(h) Lock-Up Agreement from Certain Securityholders of the Company. On or prior to the date hereof, the Company shall have furnished to the Initial Purchasers an agreement in the form of Exhibit B hereto from each of the officers and directors of the Company listed on Schedule C hereto, and such agreement shall be in full force and effect on each of the First Closing Date and the Second Closing Date.

(i) PORTAL Designation. On the First Closing Date, the Debentures shall have been designated PORTAL-eligible securities in accordance with the rules and regulations of the NASD.

(j) Additional Documents. On or before each of the First Closing Date and the Second Closing Date, the Representatives and counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Debentures as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Initial Purchasers by notice to the Company at any time on or prior to the First Closing Date and, with respect to the Optional Debentures, at any time prior to the Second Closing Date, which termination shall be without liability on the part of any party to any other party, except that Section 4, Section 7, Section 8 and Section 9 hereof shall at all times be effective and shall survive such termination.

Section 6. Representations, Warranties and Agreements of Initial Purchaser.

Each of the Initial Purchasers represent and warrant that it is a "qualified institutional buyer" ("QIB"), as defined in Rule 144A of the Securities Act. Each Initial Purchaser agrees with the Company that:

(a) The Debentures and the Conversion Shares have not been and will not be registered under the Securities Act in connection with the initial offering of the Debentures.

(b) The Initial Purchasers are purchasing the Debentures pursuant to a private sale exemption from registration under the Securities Act.

(c) The Debentures have not been and will not be offered or sold by the Initial Purchasers or their affiliates acting on their behalf except in accordance with Rule 144A.

(d) The Initial Purchasers will not offer or sell the Debentures in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising in the United States.

(e) The Initial Purchasers have not offered or sold, and will not offer or sell, any Debentures except to persons whom they reasonably believe to be QIBs.

Section 7. Reimbursement of Initial Purchasers' Expenses.

If this Agreement is terminated by the Initial Purchasers pursuant to Section 5 or Section 11, or if the sale to the Initial Purchasers of the Securities on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision hereof, the Company agrees to reimburse the Initial Purchasers (or such Initial Purchasers as have terminated this Agreement with respect to themselves), severally, upon demand for all out of pocket expenses that shall have been reasonably incurred by the Initial Purchasers in connection with the proposed purchase and the offering and sale of the Debentures, including but not limited to fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

Section 8. Indemnification.

(a) Indemnification of the Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, directors, officers and employees, and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Initial Purchaser or such controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact, in each case, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (ii) in whole or in part upon any inaccuracy in the representations and warranties of the Company contained herein; or (iii) in whole or in part upon any failure of the Company to perform its obligations hereunder or under law; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Representatives expressly for use in the Offering Memorandum (or any amendment or supplement thereto); and to reimburse each Initial Purchaser and each such controlling person for any and all expenses (including the fees and disbursements of counsel chosen by the Representatives) as such expenses are reasonably incurred by such Initial Purchaser or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, further, that with respect to any Preliminary Offering Memorandum, the foregoing indemnity agreement shall not inure to the benefit of any Initial Purchaser from whom the person asserting any loss, claim, damage, liability or expense purchased Debentures, or any person controlling such Initial Purchaser, if copies of the Final Offering Memorandum were timely delivered to such Initial Purchaser pursuant to Section 2 and a copy of the Final Offering Memorandum (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Initial Purchaser to such person, at or prior to the written confirmation of the sale of the Debentures to such person, and if the Final Offering Memorandum (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage, liability or expense; and provided, further, that nothing in this Section 8(a) shall obligate the Company to indemnify any Initial Purchaser, its affiliates, directors, officers and employees and controlling persons, who has failed or refused in violation of the terms of this Agreement to purchase Debentures which they have agreed to purchase on the First Closing Date or the Second Closing Date, as the case may be. The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Company may otherwise have.

(b) Indemnification of the Company, its Directors and Officers. Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company, or any such director, officer or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Initial Purchaser), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue or alleged untrue statement of a material fact contained in the Offering Memorandum (or any amendment or supplement thereto), or arises out of or is based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Offering Memorandum (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by the Representatives expressly on behalf of the Initial Purchasers for use therein; and to reimburse the Company, or any such director, officer or controlling person for any legal and other expense reasonably incurred by the Company, or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Company hereby acknowledges that the only information that the Initial Purchasers have furnished to the Company expressly for use in the Offering Memorandum (or any amendment or supplement thereto) are the statements set forth in Schedule D; and the Initial Purchasers confirm that such statements are correct. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof may be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 8 or to the extent it is not materially prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and counsel for the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party's election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other fees or expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence or (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party (it being understood, however, that the indemnifying party shall not be liable for the fees or expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party (the Representatives in the case of Section 8(b) and Section 9), representing the indemnified parties who are parties to such action).

(d) Settlements. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could reasonably have been a party and indemnity was or could reasonably have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

Section 9. Contribution.

If the indemnification provided for in Section 8 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Debentures pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Debentures pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Debentures pursuant to this Agreement (before deducting expenses) received by the Company, and the total discount received by the Initial Purchasers bear to the aggregate initial offering price of the Debentures. The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Company, on the one hand, or the Initial Purchasers, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8(c) for purposes of indemnification.

The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the discount received by such Initial Purchaser in connection with the Debentures distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers' obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 9, each officer and employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company.

Section 10. Default of One or More of the Several Initial Purchasers.

If, on the First Closing Date or the Second Closing Date, as they case may be, any one or more of the several Initial Purchasers shall fail or refuse to purchase Debentures that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Debentures which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase does not exceed 10% of the aggregate principal amount of the Debentures to be purchased on such date, the other Initial Purchasers shall be obligated, severally, in the proportions that the principal amount of Firm Debentures set forth opposite their respective names on Schedule A bears to the aggregate principal amount of Firm Debentures set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as may be specified by the Representatives with the consent of the non-defaulting Initial Purchasers, to purchase the Debentures which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date. If, on the First Closing Date or the Second Closing Date, as the case may be, any one or more of the Initial Purchasers shall fail or refuse to purchase Debentures and the aggregate principal amount of Debentures with respect to which such default occurs exceeds 10% of the aggregate principal amount of Debentures to be purchased on such date, and arrangements satisfactory to the Representatives and the Company for the purchase of such Debentures are not made within 48 hours after such default, this Agreement shall terminate without liability of any party (other than a defaulting Initial Purchaser) to any other party except that the provisions of Section 4, Section 7, Section 8 and Section 9 hereof shall at all times be effective and shall survive such termination. In any such case either the Representatives or the Company shall have the right to postpone the First Closing Date or the Second Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Offering Memorandum or any other documents or arrangements may be effected.

As used in this Agreement the term "Initial Purchaser" shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 10. Any action taken under this Section 10 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

Section 11. Termination of this Agreement.

On or prior to the First Closing Date this Agreement may be terminated by the Representatives by notice given to the Company if at any time after the date hereof (i) trading or quotation in any of the Company's securities shall have been suspended or limited by the Commission or by the NASDAQ National Market or trading in securities generally on either the NASDAQ Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or the NASD; (ii) a general banking moratorium shall have been declared by any federal or New York authority; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States' or international political, financial or economic conditions, as in the judgment of the Representatives is material and adverse and makes it impracticable to market the Debentures in the manner and on the terms described in the Offering Memorandum or to enforce contracts for the sale of securities; (iv) in the judgment of the Representatives there shall have occurred any Material Adverse Change; or (v) the Company shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Initial Purchasers may interfere materially with the conduct of the business and operations of the Company regardless of whether or not such loss shall have been insured. Any termination pursuant to this Section 11 shall be without liability on the part of (a) the Company to any Initial Purchaser (except that the Company shall be obligated to reimburse the expenses of the Initial Purchasers pursuant to Section 4 and Section 7 hereof), (b)  the Initial Purchasers to the Company, or (c) of any party hereto to any other party except that the provisions of Section 7, Section 8 and Section 9 hereof shall at all times be effective and shall survive such termination.

Section 12. Representations and Indemnities to Survive Delivery.

The respective indemnities, contribution, agreements, representations, warranties and other statements of the Company, of its officers and of the several Initial Purchasers set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation, or statement as to the result hereof, made by or on behalf of any Initial Purchaser or the Company or any of its or their partners, officers or directors or any controlling person, as the case may be, and (ii) acceptance of the Debentures and payment for them hereunder.

Section 13. Notices.

All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Representatives, c/o:
J.P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172
Facsimile: (212) 622-8358
Attention: Syndicate Desk

with a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Facsimile: 212-450-4000
Attention: Charles S. Whitman, III

If to the Company:
LabOne, Inc.
10101 Renner Blvd.
Lenexa, Kansas 66219
Facsimile: (913) 897-7687
Attention: Joseph C. Benage, Executive Vice President and General Counsel

with a copy to:
Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2800
Kansas City, Missouri 64106-2150
Facsimile: (816) 691-3495
Attention: Whitney F. Miller

Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 14. Successors.

This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Initial Purchaser pursuant to Section 10 hereof, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 8 and Section 9, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term "successors" shall not include any purchaser of the Debentures as such from any Initial Purchaser merely by reason of such purchase.

Section 15. Partial Unenforceability.

The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 16. Governing Law Provisions; Consent to Jurisdiction.

(a) Governing Law Provisions. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby ("Related Proceedings") may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the "Specified Courts"), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party's address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

Section 17. General Provisions.

This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto. The Table of Contents and the Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions of Section 8 and the contribution provisions of Section 9, and is fully informed regarding said provisions. Each of the parties hereto further acknowledges that the provisions of Sections 8 and 9 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company, its affairs and its business in order to assure that adequate disclosure has been made in the Offering Memorandum (and any amendments and supplements thereto), as required by the Securities Act and the Exchange Act.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

LABONE, INC.

By: /s/ John W. McCarty
Name: John W. McCarty
Title: Executive V.P. & CFO

The foregoing Purchase Agreement is hereby confirmed and accepted by the Initial Purchasers as of the date first above written.

J.P. MORGAN SECURITIES INC.
BANC OF AMERICA SECURITIES LLC

Acting as Representatives of the
Several Initial Purchasers named in
the attached Schedule A

J.P. MORGAN SECURITIES INC.

By: /s/ Richard Sesny
Name:Richard Sesny
Title: Vice President

BANC OF AMERICA SECURITIES LLC

By: /s/ Derek Dillon
Name:Derek Dillon
Title: Managing Director

SCHEDULE A

Initial Purchasers	Aggregate Principal Amount of Debentures to be Purchased
J.P. Morgan Securities Inc.	$ 27,000,000
Banc of America Securities LLC	22,500,000
Jefferies & Company, Inc.	13,500,000
Piper Jaffray & Co.	13,500,000
Wachovia Capital Markets, LLC	13,500,000
Total	$ 90,000,000

SCHEDULE B

SIGNIFICANT SUBSIDIARIES OF THE COMPANY

LabAlliance, Inc. (to be renamed LabOne of Ohio, Inc.)

SCHEDULE C

Officers and Directors of the Company

W. Thomas Grant II

John W. McCarty

Michael J. Asselta

Gregg R. Sadler

Joseph C. Benage

James J. Mussatto

Troy L. Hartman

Craig R. Meegan

Philip A. Spencer

James R. Seward

W. Roger Drury

John E. Walker

John P. Mascotte

Jill L. Force

SCHEDULE D

Information the Initial Purchasers have furnished to the Company for use in the Offering Memorandum:

1. The last sentence of the text on the cover page of the Offering Memorandum, concerning delivery of the Debentures by the Initial Purchasers;

2. The names and corresponding amounts set forth in the table of Initial Purchasers in the first paragraph of the text under the caption "Plan of Distribution" in the Offering Memorandum; and

3. Paragraphs 6 (2nd and 3rd sentences), 8 and 9 set forth under the caption "Plan of Distribution" in the Offering Memorandum.

EXHIBIT A

FORM OF OPINION OF STINSON MORRISON HECKER LLP, COUNSEL FOR THE COMPANY, TO BE DELIVERED PURSUANT TO SECTION 5(c) OF THE PURCHASE AGREEMENT

(i) The Company has been duly incorporated and is validly existing as a corporation in good standing in the State of Missouri.

(ii) The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under the Purchase Agreement.

(iii) The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, singly or in the aggregate, result in a Material Adverse Change.

(iv) Each of the Purchase Agreement, the Indenture, the Debentures and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company, and each of the Indenture and the Registration Rights Agreement is a valid and binding agreement of the Company enforceable in accordance with its terms, and, upon receipt of payment by the Initial Purchasers, the Debentures will be valid and binding obligations of the Company enforceable in accordance with their terms.

(v) The shares of Common Stock issuable upon conversion of the Debentures have been duly authorized and reserved, and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

(vi) No shareholder of the Company has any preemptive right, right of first refusal or other similar right to subscribe for or purchase securities of the Company arising by operation of the charter or by-laws of the Company or the laws of the State of Missouri.

(vii) The execution and delivery by the Company of the Purchase Agreement, the Indenture and the Debentures, and performance by the Company of its obligations under such instruments will not (a) result in any violation of the provisions of the Company's Articles of Incorporation or Bylaws; (b) to such counsel's knowledge, conflict with or result in the violation of any federal or Missouri law or regulation applicable to the Company; or (c) to such counsel's knowledge, conflict with or constitute a breach of, or default under, or result in the creation of any lien, charge or encumbrance upon the properties or assets of the Company, pursuant to any of the instruments or agreements listed in such opinion.

(viii) It is not necessary in connection with the offer, sale and delivery of the Debentures to the Initial Purchasers, or in connection with the initial resale of such Debentures by the Initial Purchasers, in the manner contemplated by the Purchase Agreement and the Offering Memorandum, to register the Debentures under the Securities Act of 1933, as amended, or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(ix) The documents incorporated by reference in the Offering Memorandum, when filed with the Commission, complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

(x) The statements in the Offering Memorandum under the captions "Capitalization", "Description of Debentures", "Description of Capital Stock" and "Certain United States Tax Considerations," insofar as such statements constitute matters of law, summaries of (a) legal matters, (b) the Company's charter or by-law provisions, (c) legal documents, or (d) legal conclusions, fairly present and summarize, in all material respects, the matters referred to therein.

(xi) No consent, approval or authorization of, or registration or filing with, any governmental or regulatory authority or agency, is required for the Company's execution, delivery and performance of the Purchase Agreement, the Indenture, the Registration Rights Agreement or the Debentures, except as required under the Securities Act, applicable state securities or blue sky laws and by the NASD.

(xii) There are no legal or governmental actions, suits or proceedings pending or, to such counsel's knowledge, threatened against the Company or any of its Significant Subsidiaries, including any such action, suit or proceeding (a) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its Significant Subsidiaries or (b) relating to environmental or discrimination matters, where in the case of clauses (a) and (b) (1) it is reasonably likely that such action, suit or proceeding would be determined adversely to the Company or such Significant Subsidiary and (2) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement.

(xiii) The Company is not and, after receipt of payment for the Debentures and the application of the proceeds thereof as described in the Offering Memorandum, will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

In addition, such counsel shall state that in connection with the preparation of the Offering Memorandum, they have participated in conferences with representatives of the Initial Purchasers and with certain officers and employees of the Company, at which the contents of the Offering Memorandum and related matters were discussed and, although such counsel has not undertaken to investigate or verify independently, and in light of the limitations inherent in the role of outside counsel they do not assume responsibility for, the accuracy or completeness of the statements contained in the Offering Memorandum (other than as explicitly stated in paragraph (x) above), based upon that participation, no facts have come to their attention to lead them to believe that (except for financial statements and schedules and other financial and statistical data included in or omitted from the Offering Memorandum, as to which they need express no opinion), the Offering Memorandum, as of its date, contained, and on the date of this letter, contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such counsel shall be entitled to rely, to the extent they may properly do so in the discharge of their professional responsibilities, upon the judgment and statements of officers and representatives of the Company with respect to facts necessary to the determination of materiality.

EXHIBIT B

June , 2004

J.P. Morgan Securities Inc.
BANC OF AMERICA SECURITIES LLC

As Representatives of the Several Initial Purchasers
c/o J.P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172

Re: LabOne, Inc. (the "Company")

Ladies and Gentlemen:

The undersigned is an owner of record or beneficially of certain shares of common stock, $0.01 par value per share, of the Company ("Common Stock") or securities convertible into or exchangeable or exercisable for Common Stock. The Company proposes to carry out an offering of Convertible Senior Debentures (the "Offering") for which you will act as the representatives (the "Representatives") of the Initial Purchasers in the Offering. The Convertible Senior Debentures will be convertible into shares of Common Stock. The undersigned acknowledges that you and the other initial purchasers are relying on the agreements of the undersigned contained in this letter in carrying out the Offering and in entering into arrangements with the Company with respect to the Offering.

In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not (and will cause any spouse or immediate family member of the spouse or the undersigned living in the undersigned's household not to), without your prior written consent (which consent may be withheld in your sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for, or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned (or such spouse or family member), or publicly announce an intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading on the date 90 days after the date of the purchase agreement between the Company and the initial purchasers with respect to the Offering; provided, however, that nothing herein shall prevent the undersigned from (i) selling shares of Common Stock pursuant to a 10b5-1 selling plan implemented prior to the date hereof or (ii) exercising vested Common Stock options (including through a cashless exercise mechanism). The undersigned agrees that any shares of Common Stock acquired in transactions described in clause (ii) of the previous sentence will be subject to this agreement. The undersigned also agrees and consents to the entry by the Company of stop transfer instructions with the Company's transfer agent and registrar against the transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by the undersigned except in compliance with the foregoing restrictions.

This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

Printed Name of Holder

By: /s/
Signature

Printed Name of Person Signing
(please indicate capacity of person signing if
signing as custodian, trustee, or on behalf
of an entity)